                         AMENDMENT TO CUSTODY AGREEMENT

     Amendment made as of this 17th day of April, 1996 by and between Dean Witter New York Tax-Free Income Fund (the "Fund") and The Bank of New York (the "Custodian") to the Custody Agreement between the Fund and the Custodian dated September 20, 1991 (the "Custody Agreement"). The Custody Agreement is hereby amended as follows:

     Article XV Section 8 of the Custody Agreement shall be deleted and be replaced by Sections 8.(a), 8.(b) and 8.(c) as set forth below:

     8. (a) The Custodian will use reasonable care with respect to its obligations under this Agreement and the safekeeping of Securities and moneys owned by the Fund. The Custodian shall indemnify the Fund against and save the Fund harmless from all liability, claims, losses and demands whatsoever, including attorneys' fees, howsoever arising or incurred as the result of the failure of a subcustodian which is a banking institution located in a foreign country and identified on Schedule A attached hereto (each, a "Subcustodian") to exercise reasonable care with respect to the safekeeping of such Securities and moneys to the same extent that the Custodian would be liable to the Fund if the Custodian were holding such securities and moneys in New York. In the event of any loss to the Fund by reason of the failure of the Custodian or a Subcustodian to utilize reasonable care, the Custodian shall be liable to the Fund only to the extent of the Fund's direct damages, to be determined based on the market value of the Securities and moneys which are the subject of the loss at the date of discovery of such loss and without reference to any special conditions or circumstances.

     8. (b) The Custodian shall not be liable for any loss which results from
(i) the general risk of investing, or (ii) investing or holding Securities and moneys in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; or market conditions which prevent the orderly execution of securities transactions or affect the value of Securities or moneys.

       8. (c) Neither party shall be liable to the other for any loss due to forces beyond its control including, but not limited to, strikes or work stoppages, acts of war or terrorism, insurrection, revolution, nuclear fusion, fission or radiation, or acts of God."

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective Officers, thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

                              DEAN WITTER NEW YORK TAX-FREE INCOME FUND

[SEAL]                        By:  David A. Hughey
                                 --------------------------
                                /s/David A. Hughey

Attest:

   Robert M. Scanlan
------------------------
/s/Robert M. Scanlan

                              THE BANK OF NEW YORK

[SEAL]                        By:   Steven Grunston
                                 --------------------------
                                 /s/Steven Grunston
Attest:

    Vincent Blazewicz
------------------------
/s/ Vincent Blazewicz

                                   SCHEDULE A

COUNTRY/MARKET                      SUBCUSTODIAN
--------------                      ------------

Argentina                           The Bank of Boston
Australia                           ANZ Banking Group Limited
Austria                             Girocredit Bank AG
Bangladesh*                         Standard Chartered Bank
Belgium                             Banque Bruxelles Lambert
Botswana*                           Stanbic Bank Botswana Ltd.
Brazil                              The Bank of Boston
Canada                              Royal Trust/Royal Bank of Canada
Chile                               The Bank of Boston/Banco de Chile
China                               Standard Chartered Bank
Colombia                            Citibank, N.A.
Denmark                             Den Danske Bank
Euromarket                          CEDEL
                                    Euroclear
                                    First Chicago Clearing Centre
Finland                             Union Bank of Finland
France                              Banque Paribas/Credit Commercial de
                                     France
Germany                             Dresdner Bank A.G.
Ghana*                              Merchant Bank Ghana Ltd.
Greece                              Alpha Credit Bank
Hong Kong                           Hong Kong and Shanghai Banking Corp.
Indonesia                           Hong Kong and Shanghai Banking Corp.
Ireland                             Allied Irish Bank
Israel                              Israel Discount Bank
Italy                               Banca Commerciale Italiana
Japan                               Yasuda Trust & Banking Co., Lt.
Korea                               Bank of Seoul
Luxembourg                          Kredietbank S.A.
Malaysia                            Hong Kong Bank Malaysia Berhad
Mexico                              Banco Nacional de Mexico (Banamex)
Netherlands                         Mees Pierson
New Zealnad                         ANZ Banking Group Limited
Norway                              Den Norske Bank
Pakistan                            Standard Chartered Bank
Peru                                Citibank, N.A.
Philippines                         Hong Kong and Shanghai Banking Corp.
Poland                              Bank Handlowy w Warsawie
Portugal                            Banco Comercial Portugues
Singapore                           United Overseas Bank
South Africa                        Standard Bank of South Africa Limited
Spain                               Banco Bilbao Vizcaya
Sri Lanka                           Standard Chartered Bank

                                   SCHEDULE A

COUNTRY/MARKET                      SUBCUSTODIAN
--------------                      ------------

Sweden                              Skandinaviska Enskilda Banken
Switzerland                         Union Bank of Switerzland
Taiwan                              Hong Kong and Shanghai Banking Corp.
Thailand                            Siam Commercial Bank
Turkey                              Citibank, N.A.
United Kingdom                      The Bank of New York
United States                       The Bank of New York
Uruguay                             The Bank of Boston
Venezuela                           Citibank N.A.
Zimbabwe*                           Stanbic Bank Zimbabwe Ltd.


*Not yet 17(f) 5 compliant